Exhibit 99.1


             Ultralife Batteries to Acquire McDowell Research, Ltd.;
           $25 Million Acquisition Expands Ultralife's Global Military
                            Presence and Product Line


     NEWARK, N.Y.--(BUSINESS WIRE)--May 2, 2006--Ultralife Batteries, Inc. (NASDAQ: ULBI) has entered into a definitive agreement to acquire substantially all of the assets of McDowell Research, Ltd., a manufacturer of military communications accessories located in Waco, Texas, for a total value of approximately $25 million. The acquisition is expected to close by the end of July.
     Established in 1992, McDowell, which ranked 357th on Inc. Magazine's 2005 "Inc. 500" list of the fastest growing private companies in the U.S., designs and manufactures power solutions and accessories to support military communications systems including power supplies, RF Amplifiers, battery chargers, amplified speakers, equipment mounts, case equipment and integrated communication systems. In 2005 McDowell generated approximately $1.6 million in operating income on approximately $22 million in revenue. The 2005 operating income included $1.6 million in non-recurring costs associated with a development function that is not part of the acquisition.
     The company sells its standard products to all branches of the U.S. military, including entities such as Special Operations Forces. McDowell also utilizes a General Services Administration (GSA) contract to provide these same items to the U.S. Military and various U.S. Government agencies. GSA establishes long-term government-wide contracts with commercial firms to provide access to commercial supplies and services that can be ordered directly from GSA Schedule contractors. Additionally, the company sells its products to foreign defense organizations and U.S. prime contractors including: Harris Corporation, Thales Communications, Raytheon Company and L-3 Communications.
     Under the terms of the agreement, the purchase price of approximately $25 million will consist of $5 million in cash and a $20 million non-transferable convertible note to be held by the sellers. The company expects the cash portion to be financed by its primary lending banks. The $20 million convertible note carries a five-year term and is convertible at $15 per share into 1.33 million shares of Ultralife common stock, with a forced conversion feature at $17.50 per share. Ultralife anticipates that this acquisition will be accretive in 2006. Members of the McDowell management team will be retained as well as the McDowell brand of products.
     "McDowell Research is a well-respected, profitable and growing company specializing in military communications power accessories, and will significantly broaden our solutions offerings into the military and government sectors," said John D. Kavazanjian, Ultralife's president and chief executive officer. "This acquisition will enhance our channels into the rapidly growing special operations area as well as strengthen the expansion of Ultralife's presence in global military markets."
     "We are delighted to become part of Ultralife," said Tom Hauke, president and founder of McDowell Research. "Joining forces with a leading power sources company like Ultralife will help to both expand our capabilities and extend the reach of our products worldwide. The McDowell team looks forward to combining the skills, technology and market reach of both companies."
     Information about McDowell Research, Ltd. is available at the company's web site, www.mcdowellresearch.com.

     About Ultralife Batteries, Inc.

     Ultralife is a global provider of high-energy power systems for diverse applications. The company develops, manufactures and markets a wide range of non-rechargeable and rechargeable batteries, charging systems and accessories for use in military, industrial and consumer portable electronic products. Through its portfolio of standard products and engineered solutions, Ultralife is at the forefront of providing the next generation of power systems. Industrial, retail and government customers include General Dynamics, Philips Medical Systems, General Motors, Energizer, Kidde Safety, Lowe's, Radio Shack and the national defense agencies of the United States, United Kingdom, Germany and Australia, among others.
     Ultralife's headquarters, principal manufacturing and research facilities are in Newark, New York, near Rochester. Ultralife Batteries (UK) Ltd., a second manufacturing facility, is located in Abingdon, England. Both facilities are ISO-9001 certified. Detailed information on Ultralife is available at the company's web site, www.ultralifebatteries.com.

     This press release may contain forward-looking statements based on current expectations that involve a number of risks and uncertainties. The potential risks and uncertainties that could cause actual results to differ materially include: worsening global economic conditions, increased competitive environment and pricing pressures, disruptions related to restructuring actions and delays. Further information on these factors and other factors that could affect Ultralife's financial results is included in Ultralife's Securities and Exchange Commission (SEC) filings, including the latest Annual Report on Form 10-K.


     CONTACT: Ultralife Batteries, Inc.
              Pete Comerford, 315-332-7100
              pcomerford@ulbi.com
               OR
              Lippert/Heilshorn & Associates, Inc.
              Investor Relations:
              Jody Burfening, 212-838-3777
              jburfening@lhai.com
               OR
              Media:
              Chenoa Taitt, 212-838-3777
              ctaitt@lhai.com